Exhibit 99.1

NEWS

PURE Bioscience Announces Approval to List on The NASDAQ Stock Market

San Diego, CA – March 31, 2008: PURE Bioscience (OTCBB: PURE) announced today that its application for listing of its common stock has been approved by The NASDAQ Stock Market. PURE Bioscience anticipates that its common stock will begin trading on The NASDAQ Capital Market at the opening of the market on Wednesday April 2, 2008. The stock will trade under the symbol “PURE.”

“Returning to the NASDAQ Stock Market has been a primary goal for us this year,” said Michael L. Krall, President and Chief Executive Officer of PURE Bioscience. “We expect NASDAQ’s electronic multiple market maker structure to provide our company with enhanced exposure and liquidity, and afford our investors the best prices, the fastest execution, and the lowest cost per trade. As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. PURE Bioscience certainly fits that description, and we look forward to being a part of The NASDAQ Stock Market.”

“We are thrilled that PURE Bioscience has chosen to relist their stock on NASDAQ,” said Bob McCooey, Senior Vice President of New Listings and Capital Markets of The NASDAQ OMX Group, Inc. “PURE Bioscience joins the world’s largest exchange company that spans six continents.” We look forward to supporting PURE Bioscience and its shareholders as they make their transition to NASDAQ.”

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

About NASDAQ®
The NASDAQ Stock Market, a national exchange owned and operated by the NASDAQ OMX Group, Inc., is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.

For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom(SM) at www.nasdaq.com/newsroom.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Contact: Paul G. Henning, Vice President Cameron Associates (212) 554-5462 paul@cameronassoc.com	Media Contact: Karen Sparks, Mentus 858-455-5500 x 275 karen@mentus.com